Exhibit 10.1

THIS OPTION AGREEMENT made and dated for reference the 30th day of July, 2021.
BETWEEN:

MOUNT MORGAN RESOURCES LTD., a company incorporated under the laws of British Columbia, having an office at 1207 Sunset Drive, Saltspring Island, B.C., V8K 1EP (the “Optionor”)

AND

FAR RESOURCES LTD. a company incorporated under the laws of British Columbia, having an office at #510 — 580 Hornby Street, Vancouver, BC V6C 3B6 (the “Optionee”)

WHEREAS:

A.	The Optionor is the owner and the registered holder of certain lithium properties located in the Province of Manitoba, which properties are more particularly described and shown in Schedule A annexed hereto and forming a part hereof (hereinafter called the “Property”);

B.	The Optionor has agreed to grant to the Optionee an option entitling the Optionee to acquire certain legal and beneficial interests in and to the Property as provided for in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in that, in consideration of the premises and the covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties agree as follows:

Article I.
DEFINITIONS

1.1.	In this Agreement and in all Schedules attached to and made a part hereof, the following words and phrases shall have the following meanings, namely:

(a)	“Applicable Law” means any and all federal, provincial, territorial or municipal laws, statutes, regulations, by-laws, ordinances, rules, guidelines, policies, notices, orders and directions, or other requirements of any Governmental Authority having jurisdiction over the parties or the Property;

(b)	“Business Day” means any day other than Saturdays, Sundays and statutory holidays in the Province of Manitoba;

(c)	“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores from the Optioned Interest has operated (for processing activities other than processing of bulk ore samples or other testing purposes) for a period of 21 consecutive production days at an average rate of not less than 65% of design capacity or, if a concentrator is not erected for the purpose of concentrating the ores from the Optioned Interest, when ores have been produced for a period of 21 consecutive production days at a rate of not less than 45% of the mining rate specified in a feasibility study recommending placing the Optioned Interest in commercial production;

(d)	“Conditions of Exercise” has the meaning set out in paragraph 4.2 hereof;

(e)	“CSE” means the Canadian Securities Exchange;

(f)	“Effective Date” means July 30, 2021;

(g)	“Environment Laws” means all Applicable Laws currently in effect relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, the use, consumption, handling, transportation, storage or Release of Hazardous Substances;

(h)	“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Authority in connection with Environmental Laws or environmental orders;

(i)	“Exercise Notice” means a written notice to the Optionor, signed by the Optionee, indicating that the Optionee has satisfied the Conditions of Exercise and is irrevocably exercising the Option;

(j)	“Exploration Expenses” has the meaning ascribed to it in the Mines and Minerals Act, Manitoba Regulations 64/92, Schedule B;

(k)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;

(l)	“Hazardous Substance” means any substance, combination of substances or byproduct of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

(m)	“Net Smelter Return Royalty” means the form of agreement set out in Schedule B annexed hereto and forming a part hereof;

(n)	“NSR” means the 2% Net Smelter Return Royalty on the Optioned Interest;

(o)	“Option” means the option granted by the Optionor to the Optionee under paragraph 4.1 hereof;

(p)	“Option Deadline” means each and every date referred to for the issuance of Shares or making the cash payment set out in paragraph 4.2 hereof;

(q)	“Optioned Interest” means all of the Optionor’s direct and indirect right, title and interest in all minerals on the Property;

(r)	“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;

(s)	“this Agreement” refers to and collectively includes this Agreement and every Schedule attached to this Agreement;

(t)	“Valued” for the purposes of calculating the number of Optionee’s common shares to be issued as part of the Option payments set out in paragraph 4.2 hereof (the “Shares”), means the average closing stock price of the Optionee’s common shares on the CSE (or if not trading on the CSE then on the prime stock exchange for public trading of the Optionee’s shares) for the 10 trading days immediately preceding the date due for the issuance of the Shares (“Due Date”) and in the event the Optionee’s stock has not traded for 10 days immediately preceding the Due Date then the average closing stock price of the Optionee’s common shares during the 10 days immediately preceding the last date the Optionee’s shares traded prior to the Due Date; and

(u)	“Work” has the meaning set out in paragraph 4.5 hereof

1.2.	In this Agreement, other words and phrases that are capitalized have the meaning assigned in this Agreement.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.1.	The Optionor represents and warrants to the Optionee that:

(a)	it has been duly incorporated under the laws of British Columbia, validly exists as a company in good standing under the laws of British Columbia and is legally entitled to hold its interest in the Property and will remain so entitled until the Optioned Interest in the Property as set out herein has been duly transferred to the Optionee as contemplated herein;

(b)	it is, and at the time of any transfer to the Optionee of the Optioned Interest in the Property it will be, the beneficial owner of a 100% of the Optioned Interest, free and clear of all liens, charges, royalties and claims of others, and no taxes or rentals are due in respect thereof;

(c)	at the time of any transfer to the Optionee the Optioned Interest will be free and clear of all liens, charges, royalties and claims of others, without taxes or rentals due or payable in respect thereof, save and except for the NSR herein contemplated;

(d)	to the best of its knowledge, after due inquiry, the mineral claims comprising the Property are contiguous and have been duly and validly located pursuant to the laws of the Manitoba and are in good standing in the office of the Mining Recorder on the date hereof to and including the anniversary of their recording date in 2022;

(e)	there is no adverse claim or challenge against or to the ownership of or title to the Optioned Interest or the Property, nor to its knowledge, after due inquiry, is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Optioned Interest or the Property or any portion thereof;

(f)	to the best of its knowledge, after due inquiry, the Property and the activities and operations that have been carried out to date thereon have been in compliance, in all material respects, with all Applicable Laws and directives of all Governmental Authorities and it has not received notice of non-compliance from any such Government Authorities;

(g)	to the best of its knowledge, all the lands covered by the Property are free and clear of any Hazardous Substance and there is no judicial or administrative proceeding pending and no Environmental Order has been issued or, to the best of its knowledge, after due inquiry, threatened, concerning the possible violation of any Environmental Laws or Environmental Orders in respect of the Property;

(h)	to the best of its knowledge, after due inquiry, all environmental approvals required with respect to activities carried out by the Optionor on any part of the lands covered by the Property, have been obtained, are valid and in full force and effect, have been complied with and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals;

(i)	to the best of its knowledge, there are no outstanding obligations or liabilities, contingent or otherwise, related to environmental, reclamation or rehabilitation work associated with the Property or arising out of exploration work, development work or mining activities previously carried out thereon;

(j)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject;

(k)	there are no proceedings pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons; and

(l)	it has advised the Optionee of all material information relating to the Optioned Interest including, but not limited to, the title thereto of which it has knowledge.

2.2.	The Optionor acknowledges that the representations and warranties set forth in paragraph 2.1 hereof form a part of this Agreement and are conditions upon which the Optionee has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of the Optioned Interest or any consequent interest in the Property hereunder by the Optionee.

2.3.	The parties also acknowledge and agree that the representations and warranties set forth in paragraph 2.1 hereof are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.1.	The Optionee represents and warrants to the Optionor that:

(a)	it has been duly incorporated under the laws of British Columbia, validly exists as a company in good standing under the laws of British Columbia and is in the process of updating its registration as an extra provincial corporation in the Province of Manitoba;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, its Articles or constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject; and

(c)	no proceedings are pending for, and it is not aware of any basis for the institution of any proceedings leading to, its dissolution or winding-up or the placing of it in bankruptcy or subject to any laws governing the affairs of insolvent persons.

3.2.	The Optionee acknowledges that the representations and warranties set forth in paragraph 3.1 hereof form a part of this Agreement and are conditions upon which the Optionor has relied in entering into this Agreement, and that these representations and warranties shall survive the acquisition of any interest in the Property hereunder by the Optionee.

3.3.	The parties also acknowledge and agree that the representations and warranties set forth in paragraph 3.1 hereof are provided for the exclusive benefit of the Optionor, and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty.

Article IV.
GRANT OF OPTION

4.1.	The Optionor hereby irrevocably grants to the Optionee the sole and exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property free and clear of all liens, charges, royalties (save and except for the NSR contemplated herein) and claims of others.

4.2.	The Optionee may exercise the Option by making the following cash payments and common share issuances to the Optionor over a 48 month period (the “Option Period”):

(a)	Shares in the capital of the Optionee Valued at $25,000 and $25,000 cash within two Business Days following the Effective Date; and

(b)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before one year from the Effective Date; the Optionee must spend $50,000 on Exploration Expenses by the first anniversary of the Effective Date; and

(c)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before 2 years from the Effective Date; the Optionee must have spent an accumulated total of $100,000 on Exploration Expenses by the second anniversary of the Effective Date; and

(d)	Shares in the capital of the Optionee Valued at $50,000 and an additional $50,000 cash on or before 3 years from the Effective Date; the Optionee must have spent an accumulated total of $150,000 on Exploration Expenses by the third anniversary of the Effective Date; and

(e)	Shares in the capital of the Optionee Valued at $75,000 and an additional $75,000 cash on or before 4 years from the Effective Date; the Optionee must have spent an accumulated $200,000 on Exploration Expenses by the fourth anniversary of the Effective Date.

(each respectively, a “Condition of Exercise” and collectively the “Conditions of Exercise”).

4.3.	Nothing in this Agreement shall be construed as obligating the Optionee to exercise the Option.

4.4.	Subject to paragraph 8.2 hereof, in the event the Conditions of Exercise applicable to the Option are not duly satisfied by the final Option Deadline, then the Option shall forthwith terminate.

4.5.	The Optionee at its own risk and at its sole cost shall undertake such work on the Property as it deems in its own best interest and shall act as the operator (“Operator”) of the Property during the Option Period. As Operator, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property and all activities related thereto (collectively the “Work”). As Operator, the Optionee and its directors, officers, employees, agents and independent contractors shall have the immediate, non-exclusive and unfettered right to enter upon, explore, develop and mine the Optioned Interest from and on the Property and to have quiet and non-exclusive possession of the Property with sole power and authority to the Optionee and its directors, officers, employees, agents and independent contractors to sample, extract, diamond drill, prospect, explore, develop and mine the Property in such manner as the Optionee in its sole discretion may determine, including without limitation, the right to erect, bring, and install on the Property all buildings, plant, machinery, equipment and supplies as the Optionee shall deem necessary and proper and, subject to the NSR reserved to the Optionor, to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes. The Optionee agrees to indemnify and save harmless the Optionor from any liability that may arise from any Work or other activity carried out by the Optionee or at is direction on the Property.

4.6.	This Agreement represents an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments to the Optionor hereunder, and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment or payments. This Agreement does not create and is not intended to create a legal relationship between the Optionee and the Optionor of agency, partnership, co-venture, joint venture or make either party liable for the debts and obligations of the other.

4.7.	The Optionor acknowledges and agrees that each issuance of Shares contemplated in paragraph 4.2 will be issued pursuant to an exemption from the prospectus requirements of applicable securities legislation and subject to a statutory hold period of four months and a day from the date of issue (the “Mandatory Hold Period”) and the Optionor hereby consents to the Optionee legending the certificates representing the Shares to reflect the Mandatory Hold Period. The Optionor acknowledges that there are risks associated with the acquisition of the Shares and no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Shares.

Article V.
TRANSFER OF PROPERTY AND NSR

5.1.	Upon the exercise by the Optionee of the Option, the Optionor at the Optionee’s request shall cause to be delivered to the Optionee duly executed registerable transfers or evidence of ownership in favour of the Optionee of the Optioned Interest in the Property acquired by the Optionee, all as provided for herein.

5.2.	The Optionee shall be entitled to record all transfers or indicia of interest provided for in paragraph 5.1 hereof with the appropriate governmental office at its own cost and expense in order to affect the transfer into its name of whatever interest(s) in the Property has been acquired by it. All recordings by the Optionee shall at all times clearly indicate the NSR interest of the Optionor.

5.3.	Upon the exercise of the Option in accordance with paragraph 4.2, the Optionor will retain the NSR in accordance with the form of agreement set out in Schedule B (the “Royalty Agreement”).

5.4.	The Royalty Agreement contains provision for a reduction in the NSR. Upon payment by Optionee of $1,000,000 to the Optionor at any time before the Property reaches commercial production, the NSR of 2.0% is reduced by 1.0% to 1.0%.

Article VI.
OBLIGATIONS OF THE PARTIES DURING THE OPTION PERIOD

6.1.	The Optionee hereby covenants and agrees that for so long as the Option remains in effect and it is acting as the Operator it will:

(a)	maintain the Property in good standing by the doing and filing of applicable assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep the Property free and clear of all liens and other charges except those at the time contested in good faith by the Optionee;

(b)	file all applicable assessment work carried out in respect of the Property to the allowable extent required and permitted under all applicable mining legislation;

(c)	conduct all Work on or with respect to the Property in a careful and miner-like manner and in accordance with all Applicable Laws of any Governmental Authority and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against it as a result of Work done by the Optionee on or with respect to the Property; and

(d)	pay all of the Optionee’ s accounts in respect of the Property and the Work in connection therewith as they fall due and keep the Property free and clear of any encumbrances arising out of the Work or the Optionee’s activities including, without limiting, liens arising under the Builders’ Liens Act (Manitoba).

6.2.	Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will not be responsible for rectifying any environmental damage sustained on the Property prior to the date hereof or by the Optionor or any other person (other than the Optionee) after the Effective Date and that the Optionor will indemnify and hold the Optionee harmless from and against any claims as a result of environmental damage on the Property where such damage was created prior to the Effective Date or by the Optionor or any other person (other than the Optionee) after the Effective Date.

6.3.	Notwithstanding any of the provisions of this Agreement, the parties specifically agree that the Optionee will indemnify and hold the Optionor harmless from and against any claims as a result of environmental damage on the Property where such damage was created after the Effective Date and as a direct result of the Optionee’s activities on the Property.

Article VII.
OBLIGATION OF THE PARTIES PERTAINING TO RELEASE OF INFORMATION

7.1.	The parties shall in good faith use their best efforts to timely and fully disclose and make available to the other party all information resulting from such party’s Work or other mining activities on or about the Property including, but not limited to, information as it pertains to the interest of the other party retained or optioned in the Property. For further clarification the parties confirm that they are obliged to act in utmost good faith as it pertains to the results of their activities on or about the Property and to disclose to the other party all information in its possession or under its control as it directly or indirectly pertains to the Property and the Optioned Interest from time to time. For the purposes of this paragraph 7.1 information shall include all geotechnical (including mineralogical) information in both electronic and non- electronic form, all logs of and the actual core recovered in drilling for minerals on the Property and copies of all interpretive reports pertaining to the information.

Article VIII.
TERMINATION

8.1.	This Agreement shall terminate:

(a)	at any time prior to the Option Deadline, by the Optionee giving notice of termination to the Optionor; or

(b)	subject to paragraph 8.2, in the event the Option is not exercised by the final Option Deadline.

8.2.	Notwithstanding any other provision of this Agreement, if at any time during the Option Period, the Optionee fails to advance to the Optionor any cash payment or Shares required under paragraph 4.2 hereof, or is in breach of any covenant, representation or warranty contained herein, the Optionor may terminate this Agreement, but only if:

(a)	it shall have first given to the Optionee a notice of default containing particulars of the payment not advanced or Shares not issued, or the covenant, representation or warranty breached; and

(b)	(the Optionee has not, within 10 days following delivery of such notice of default, cured such default;

(c)	the amount to be spent on work as set out in paragraph 4.2 is not expended.

8.3.	Should the Optionee fail to comply with the provisions of sub-paragraph 8.2(b) hereof, the Optionor, without any further notice, may thereafter terminate this Agreement, and the provisions of paragraph 8.5 hereof shall then apply.

8.4.	The Optionee shall vacate the Property within a reasonable time after termination, but shall have the right of access to the Property for three months following termination for the purpose of removing its buildings, plant, equipment, machinery, tools, appliances and supplies from the Property. All buildings, plant, equipment, machinery, tools, appliances or supplies on the Property beyond this three month period after termination at the absolute discretion of the Optionor shall become the property of the Optionor free and clear of any claim or encumbrance by or through the Optionee.

8.5.	If this Agreement terminates prior to the Option Deadline at a time when the Optionee is acting as Operator, the Optionee shall forthwith:

(a)	ensure that all filings for assessment credit have been made in respect of all Work to the maximum extent permitted, or all payments of money in lieu thereof have been made to maintain the Property in good standing for at least 120 days from the date of termination; and

(b)	ensure that the Optionor is provided with copies of all geotechnical information, including, without limiting, plans, assay maps, diamond drill records, diamond drill core and all other data information in all formats including without limiting, electronic records pertaining to the Property and relating to the work or activities of the Optionee on the Property which had theretofore not been delivered to the Optionor.

Article IX.
TRANSFER OF INTERESTS

9.1.	The Optionee may at any time sell, transfer or otherwise dispose of all or any part of its interest in and to the Optioned Interest and this Agreement to a bona fide transferee (“Transferee”), provided that it shall have first delivered to the Optionor its agreement related to this Agreement and to the Property, containing:

(a)	a covenant by the Transferee to jointly and severally perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by the Optionee and the Transferee as joint and several obligors making joint and several covenants;

(b)	without limiting the generality of Section 4.3 hereof, an undertaking and covenant by the Transferee to issue common shares of the Transferee Valued proportionate to its interest acquired from the Optionee under the Option on the next and further ensuing dates for cash payment and issuance of Shares; and

(c)	a provision subjecting any further sale, transfer or other disposition of such interest or any portion thereof in and to the Property and this Agreement to the restrictions contained in sub-paragraph 9.1(a) hereof.

9.2.	Upon the transfer by the Optionee of all and not less than all of the interest held by it pursuant to this Agreement and in the Optioned Interest, the Optionee shall be deemed

9.3.	to be, upon the date of such assignment or transfer, discharged from all obligationshereunder or other fulfilment of contractual commitments save and except the Optionee shall not be discharged from any environmental liabilities, occurring from and after the Effective Date arising out of any Work carried out on the Property by the Optionee and all indemnities in respect thereof shall survive notwithstanding the assignment or transfer of the Optionee’s interest hereunder.

Article X.
FORCE MAJEURE

10.1.	If the Optionee is at any time during the term of this Agreement either prevented or delayed in complying with any provisions of this Agreement by reason of strikes, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons (other than lack of funds) beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

10.2.	The Optionee shall give prompt notice to the Optionor of each event of force majeure under paragraph 10.1 hereof and upon cessation of such event shall furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article XI.
CONFIDENTIAL INFORMATION

11.1.	Except as otherwise provided in this paragraph, both parties shall treat all data, reports, records and other information relating to this Agreement, the Property and the Optioned Interest as strictly confidential. The text of any news release or other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent to such inclusion, such consent not to be unreasonably withheld or delayed. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party at least 48 hours prior to its release or filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

Article XII.
NOTICES AND PAYMENT

12.1 Any notice, demand, payment or other communication under this Agreement will be given in writing and must be delivered or sent by email or facsimile and addressed to the party to which it is being given at the following addresses:

(a)	if to the Optionor:

Mount Morgan Resources Ltd.
1207 Sunset Drive
Saltspring Island, BC V8K 1E3

Attention: Mark Fedikow, PhD. P. Geo
Email: markfedikow@telus.net

(b)	if to the Optionee:

Far Resources Ltd.
510 — 580 Hornby Street
Vancouver, BC V6C 3B6

Attention: John Gammack
Email: lohn0101telus.net

12.2.	If notice, demand, payment or other communication is delivered, or sent by facsimile or email, it will be deemed to have been received, if delivered by hand, on the date of delivery, if sent by facsimile to the numbers set out above, on the business day next following the date of transmission if the machine on which it is sent receives the answer back code of the party to whom it is sent, or if emailed to the addresses set out above, on the business day next following the date of transmission provided that the sender of the email receives back confirmation of receipt of such email from the recipient thereof. Any party may change its address, fax number or email address for the purposes of receiving notices, demands, payments or other communications under this Agreement by giving notice to the other party of such change in accordance with the provisions of this paragraph 12.2.

Article XIII.
GENERAL

13.1.	All references to monies hereunder will be in lawful currency of Canada.

13.2.	This Agreement is subject to the Optionee’s filing requirements with the CSE.

13.3.	Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Agreement, including the registration thereof against any of the mineral property interests comprising the Property at the request of any party.

13.4.	Time shall be of the essence of this Agreement.

13.5.	Each of the parties hereto will be responsible for paying its own costs relating to the preparation and execution of this Agreement and for the purposes of interpretation neither party shall be deemed to have prepared this Agreement.

13.6.	The parties hereto agree that the terms and conditions of this Agreement shall supersede and replace any other agreements or arrangements, whether oral or written, heretofore existing among the parties in respect of the subject matter of this Agreement.

13.7.	This Agreement and any certificate or other writing delivered in connection herewith may be executed in any number of counterparts and any party hereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or such other writing, as the case may be, taken together, will be deemed to be one and the same instrument. The execution of this Agreement or any other writing by any party hereto will not become effective until all counterparts hereof have been executed by all the parties hereto.

13.8.	Each of the parties hereto will be entitled to rely upon delivery by email or facsimile of executed copies of this Agreement and any certificates or other writings delivered in connection herewith, and such email or facsimile copies will be legally effective to create a valid and binding agreement among the parties in accordance with the terms and conditions of this Agreement.

13.9.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein and each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts Manitoba and all courts competent to hear appeals therefrom.

13.10.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

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IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

MOUNT MORGAN RESOURCES LTD

/s/ Mark Fedikow
Authorized Signatory

FAR RESOURCES LTD.

/s/ John Gammack
Authorized Signatory

SCHEDULE A

The following is a description of the properties within which the Optionee has been granted the Option to acquire an undivided 100% Optioned Interest, all of which properties are located in the Province of Manitoba:

Claim Name	Claim Number	Area (Hectares)	Expiry

MB8429	JOL8429	164	2022/06/29
MB8428	JOL8428	255	2022/06/29
MB8248	JOL8248	207	2022/04/13
MB8247	JOL8247	233	2022/04/13
M89419	JOL9419	143	2022/12/29

SCHEDULE B

Form of Royalty Agreement

ROYALTY AGREEMENT

THIS AGREEMENT made as of the 30th day of July, 2021

BETWEEN:

FAR RESOURCES LTD., a company incorporated under the laws of British Columbia having an office at Suite 510 —580 Hornby Street, Vancouver, BC, V6C 3B6

(the “Payor”)

AND:

MOUNT MORGAN RESOURCES LTD., a company incorporated under the laws of British Columbia, having an office at 1207 Sunset Drive, Saltspring Island, BC, V8K 1E P

(the “Holder”)

WHEREAS:

A.         The Holder and the Payor are parties to an option agreement dated July 30, 2021 (the “Option Agreement”) whereby the Holder agreed to option to the Payor, the mineral exploration claims located in Manitoba, Canada and listed in Schedule “A” to the Option Agreement and this Agreement (the “Property”); and

B.          Pursuant to the terms of the Option Agreement, the Payor, upon acquiring a legal and beneficial interest in the Property pursuant to the Option Agreement, has granted to the Holder the royalty contemplated in this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Payor and the Holder agree as follows:

1.	Royalty Obligation and Buy Down Right

1.1	The Payor hereby agrees to pay the Holder a 2.0% Net Smelter Returns royalty on all minerals produced from the Property or any portion thereof, which Net Smelter Returns royalty shall be defined, calculated and payable on the terms set out in this Agreement.

1.2	The Holder shall have no right, title or interest in the Property, save for those rights granted under this Agreement.

1.3	At any time before Commercial Production at the Property, the Payor may purchase 1.0% of the Net Smelter Returns royalty from the Holder to reduce the rate of the Net Smelter Returns royalty from 2.0% to 1.0% by payment of $1,000,000 to the Holder.

2.	Definitions

2.1	“Commercial Production” means, and is deemed to have been achieved, when the concentrator processing ores from the Optioned Interest has operated (for processing activities other than processing of bulk ore samples or other testing purposes) for a period of 21 consecutive production days at an average rate of not less than 65% of design capacity or, if a concentrator is not erected for the purpose of concentrating the ores from the Optioned Interest, when ores have been produced for a period of 21 consecutive production days at a rate of not less than 45% of the mining rate specified in a feasibility study recommending placing the Optioned Interest in commercial production;

2.2	“Mining Operations” means every kind of work done by or on behalf of the Payor or the operator of the Property if other than the Payor, on or in respect of the Property, including, without limitation, investigating, prospecting, exploring, developing, carrying-out property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, and carrying-out construction, and mining, milling, concentrating, and carrying-out reclamation.

2.3	“Net Smelter Returns” is defined as follows:

(a)	where all or a portion of the Products are sold as a mineral product, the Net Smelter Returns shall be the gross amount received by the Payor from the purchaser following sale thereof after deduction, if applicable under the sale contract, of all costs, penalties, fees, expenses, charges and other deductions, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter, refinery or other place of final delivery and after deducting all Taxes; or

(b)	where all or a portion of the Products are treated in a smelter or refinery, and a portion of the metals recovered therefrom are delivered to, and sold by the Payor, the Net Smelter Returns shall be the gross amount received by the Payor from the purchaser following sale of the metals so delivered, after deduction of all costs, penalties, fees, expenses, charges and other deductions, including smelter, tolling or refining charges, and after deducting all costs of transporting and insuring the ores or concentrates from the mine to the smelter or refinery and, if applicable under the smelter contract, all costs to market the Products and all costs of transporting and insuring the metals from the smelter or refinery to the place of final delivery by the purchaser and after deducting all Taxes.

Where any ores or concentrates are sold to, or treated in, a smelter or refinery owned or controlled by the Payor, the pricing for that sale or treatment will be established by the Payor on an arm’s-length basis so as to be fairly competitive with pricing, net of transportation, insurance, treatment charges and other related costs, then available on world markets for product of like quantity and quality.

2.4	“Products” shall mean ores, concentrates (including dore) and minerals mined from the Property, or solutions, concentrates or cathodes retrieved through leaching or solution mining or solution extraction/electrowinning or other processing of mineralized material mined from the Property. The term “minerals” means, without limitation, all metals, minerals and mineral rights, including without limitation, diamonds, metals, precious metals, base metals and other materials that are mined, excavated, extracted, recovered or produced from the Property.

2.5	“Property” means the mineral property described in Schedule A to this Agreement andshall include any renewal thereof and any other form of successor or substitute title therefor, but shall exclude any mineral properties, claims, licence, or interests which have been abandoned or permitted to lapse.

2.6	“Taxes” means all sales, production, extraction, net proceeds, use, gross receipts, severance, ad valorem, value added tax, excise, export, import and other taxes, custom duties, governmental royalties and other governmental charges, if any, payable by the Payor or its affiliates with respect to the existence, severance, production, removal, sale, import, export, transportation, or disposition of Products produced from the Property, but excluding taxes based on net or gross income and like taxes, the value of the Property or the privilege of doing business and any value added or other taxes that are recoverable by the Payor.

3.	Payment of Net Smelter Returns

3.1	From the date of commencement of Commercial Production from the Property, the Payor shall calculate the amount of the Net Smelter Returns and the sums to be disbursed to the Holder as at the end of each calendar quarter.

3.2	The Payor shall, within 60 days of the end of each calendar quarter, as and when any Net Smelter Returns are available for distribution:

(a)	pay or cause to be paid to the Holder that percentage of the Net Smelter Returns to which the Holder is entitled under this Agreement; and

(b)	deliver to the Holder a statement indicating:

(i)	the gross amounts received from the purchaser contemplated in §2.3 of this Agreement;

(ii)	the deductions therefrom in accordance with §2.3 of this Agreement;

(iii)	the amount of Net Smelter Returns remaining; and

(iv)	the amount of those Net Smelter Returns to which the Holder is entitled; supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable the Holder to verify the gross amount payable by the smelters or other purchasers.

3.3         Payment to the Holder shall be made in Canadian dollars by wire transfer to an account specified by the Holder upon not less than 48 hours prior written notice.

3.4         The Holder may elect to receive the Net Smelter Returns in kind so long as:

(a)         the Holder has provided notice to the Payor of its intention to take the Net Smelter Returns for such calendar quarter in kind not less than 90 days prior to the commencement of such calendar quarter;

(b)        upon timely receipt of such notice, the Payor shall direct any offtaker that is the final refiner or other processor of the applicable Products to pay the Net Smelter Returns to the account of the Holder in kind; and

(c)         all costs incurred by the Payor with respect to arranging for such payment in kind shall be for the account of the Holder and may be deducted from any subsequent payment of the Net Smelter Returns.

4.	Adjustments and Verification

4.1         Payment of any Net Smelter Returns by the Payor shall not prejudice the right of the Payor to adjust any statement supporting the payment; provided, however, that all statements presented to the Holder by the Payor for any quarter shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the quarter to which the statement relates, unless within that 12-month period the Payor either gives Notice to the Holder claiming an adjustment to the statement, which will be reflected in the next subsequent payment of Net Smelter Returns, or the Holder provides the Payor with Notice under §4.2.

4.2         The Holder shall have the right to request, upon 30 days’ Notice to the Payor, that the Payor have its independent external auditor (or if the Payor does not have an independent external auditor, an international accounting firm that is independent of the Payor) provide an audit of the statement or adjusted statement, as it may relate to this Agreement and the calculation of Net Smelter Returns for the applicable period.

4.3         The cost of the audit shall be solely for the account of the Holder unless the audit discloses an error of 1.5% or more in the calculation of Net Smelter Returns, in which case the Payor shall reimburse the Holder the reasonable costs of the audit. Without limiting the generality of the foregoing, a discrepancy of less than three percent in the calculation of Net Smelter Returns shall be deemed to be immaterial and not require adjustment.

4.4         In the event the Holder has been underpaid, the Payor shall pay the amount of the deficiency within 15 days after such deficiency has been determined. If the Holder has been overpaid, the Payor shall reduce subsequent royalty payments as necessary to bring the Holder’s royalty into balance.

5.	Payor to Determine Operations

5.1         The Payor will have complete discretion concerning the nature, timing and extent of all Mining Operations and may suspend, curtail, expand or terminate Mining Operations, including production, on the Property at any time it considers prudent or appropriate to do so. The Payor will owe the Holder no duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Payor may determine in its sole and unfettered discretion.

5.2         The Payor may, but will not be obligated to treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the Products at sites located on or off the Property, prior to sale, transfer, or conveyance to a purchaser, user, or consumer. The Payor will not be liable for mineral values lost in processing under sound practices and procedures, and no royalty will be due on any such lost mineral values.

6.	Commingling and Sampling

6.1         Ores, concentrates and derivatives mined or retrieved from the Property may be commingled with ores, concentrates or derivatives mined or retrieved from other properties. All determinations required for calculation of Net Smelter Returns, including without limitation the amount of the metals contained in or recovered from ores, solutions, concentrates or derivatives mined or retrieved from the Property, the amount of the metals contained in or recovered from commingled ores, solutions, concentrates or derivatives shall be made in accordance with prudent engineering, metallurgical and cost accounting practices.

6.2         The Payor shall have the right to mine and remove 100 tons of material constituting Products as is reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals’ potential of the Property and the Holder shall not be entitled to a Net Smelter Returns royalty payment/credit in respect of such minerals except to the extent that any such minerals are sold by the Payor.

7.	Trading Activities

7.1         The Payor may, but need not, engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of base or precious metals produced from the Property. The parties acknowledge and agree that the Holder shall not be entitled to participate in the proceeds or be obligated to share in any losses generated by the Trading Activities.

8.	Books and Inspections

8.1         The Payor shall keep true and accurate books and records of all of its operations and activities on the Property and under this Agreement. Such books and records shall be kept on the accrual basis in accordance with generally accepted accounting principles consistently applied.

8.2         The Holder may from time to time request reasonable supporting documentation for statements that are within the period contemplated in §4.1 and the Payor, acting in good faith, shall provide the same as soon as reasonably practical to the Holder.

8.3         In order to satisfy itself as to the Payor’s compliance with this Agreement, the Holder may during the term of this Agreement, enter upon and inspect the Property and operations thereon and copy such records and data that pertain to activities and operations on the Property, subject to the following conditions:the Holder shall schedule any such inspection in written consultation with the Payor at least five (5) business days in advance;

(ii)	inspections shall be conducted during regular business hours on business days;

(iii)	the Holder shall not exercise its inspection rights more than once in any 12-month period, unless the Payor consents in writing to an additional inspection or inspections;

(iv)	the Holder (either directly or through an affiliate) shall perform inspections using a reasonable number of persons, all of whom have been duly authorized for that purpose in writing by the Holder and a copy of that authorization shall be provided to the Payor prior to the inspection;

(v)	if the Holder uses a person who is not an employee to participate in the inspection, the Holder shall advise the Payor, in advance of the inspection, of that person’s credentials and the Payor acting reasonably shall be entitled to deny entry to that person;

(vi)	when performing the inspection, the Holder’s authorized persons shall adhere to all of the Payor’s on-site protocols and guidelines, including safety protocols;

(vii)	the Payor or its designee may accompany the Holder’s authorized representatives at any times during the performance of the inspection;

(viii)	the Holder’s inspection rights under this Agreement shall not extend to any portions of the Property, documents, records or other information that do not relate to the Net Smelter Returns or the Payor or to the extent they relate to third parties or their products or materials. The Payor may redact information relating to third parties and their respective products or materials from any documents deliverable to the Holder in connection with the Holder’s exercise of its inspection rights under this Agreement;

(ix)	the Holder, or its authorized agents or representatives, shall enter the Property at the Holder’s own risk and expense and shall not unreasonably interfere with the Payor’s activities and operations; and

(x)	the Holder shall indemnify and hold the Payor harmless from any liability, damage, claim or demand by reason of injury to the Holder or any of its agents or representatives caused by the Holder’s exercise of its rights under this §8.3.

9.	Indemnities

9.1         Notwithstanding any provision of this Agreement, the Payor shall indemnify, save, defend and hold the Holder harmless from and against all claims, damages and liability relating to any injury to or death of persons, occupational sickness or disease, or any damage to or loss or destruction of property arising out of the operations of the Payor on or with respect to the Property.

9.2         Without limiting the generality of §9.1, the Payor shall indemnify and hold the Holder harmless from any and all liabilities, obligations, claims (including administrative claims and claims or injunctive relief), losses, costs, damages, expenses, attorney fees and causes of action asserted against the Holder related to the Payor’s ownership and operation of the Property subsequent to the execution of this Agreement, including, without limiting generality, the Payor’s failure to comply with and satisfy any present or future applicable environmental or reclamation law, statute, rule, regulation, permit, ordinance, certificate, license and other regulatory requirement, policy or guidelines with respect to the Property.

10.	Perpetuity

10.1	The Net Smelter Returns royalty shall be perpetual. If a court of competent jurisdiction determines that any provision hereof violates a legal rule against perpetuities, then such provision shall automatically be revised and reformed as necessary in order for the Net Smelter Returns royalty to terminate on the end of the maximum time permitted under applicable law for the royalty to be valid.

11.	Title, Maintenance, Taxes and Abandonment

11.1	Subject to §11.2, the Payor shall maintain title to the Property and perform all work or other matters necessary to maintain title in accordance with all applicable laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines. The Payor shall pay all taxes and other payments when due on or with respect to the Property, and shall do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Holder in the Net Smelter Returns on the Property and under this Agreement.

11.2	If the Payor intends to abandon any portion of the Property (“Abandonment Property”), the Payor shall first give Notice of such intention to the Holder at least 90 days in advance of the proposed date of abandonment. If the Payor receives from the Holder Notice not later than 10 days before the proposed date of abandonment that the Holder desires the Payor to convey the Abandonment Property to the Holder, the Payor shall not abandon the Abandonment Property but shall convey the Abandonment Property in good standing, without warranty, to the Holder for one year past the date of transfer. Following such conveyance or, if the Holder had not elected such conveyance and the Abandonment Property is abandoned, the Payor shall have no further obligations to maintain the title to the Abandonment Property.

12.	Tailings and Residues

12.1	All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from the Payor’s operations and activities on the Property shall be the sole property of the Payor (as applicable), but shall remain subject to the Net Smelter Returns should the same be processed or reprocessed (whether or not involving a smelter), as the case may be, in the future and result in the production of ores, concentrates, solutions and derivatives. Notwithstanding the foregoing, the Payor shall have the right to dispose of Materials from the Property on or off of the Property and to commingle the same with Materials from other properties. If Materials from the Property are commingled with Materials from other properties and such commingled Materials are processed or reprocessed (whether or not involving a smelter), as the case may be, the Net Smelter Returns payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

13.	Assignment

13.1	The Holder shall have the right to assign this Agreement without the consent of the Payor. Despite any assignment by the Holder, the Payor will not be or become liable to make payments in respect of the royalty to, or to otherwise deal in respect of this Agreement, more than one person. If the interests of the Holder under this Agreement are at any time owned by more than one person, those owners must, as a condition of receiving payment under this Agreement, nominate one person to act as agent and common trustee for receipt of monies payable under this Agreement and to otherwise deal with the Payor in respect of such and no royalty owner will be entitled to administer or enforce any provisions of this Agreement except through such agent and trustee. After receipt of notice in accordance with this subsection 13.1 nominating an agent and trustee, the Payor will thereafter make and be entitled to make payments due under this Agreement in respect of the royalty to that agent and trustee and to otherwise deal with that agent and trustee as if it were the sole holder of the royalty.

13.2	The Payor may, at any time, sell or transfer all or a portion of the Property, subject to the following conditions:

(a)	the Payor, including any party who is a successor to the Payor hereunder, shall cause any assignee of any of the Property to assume in writing the obligations to Holder hereunder with respect to such Property and to cause an original of such writing to be delivered to Holder. Notwithstanding that such assumption in writing has been obtained and delivered to Holder, the Payor shall not be relieved of its obligations under this Agreement upon the assignment, foreclosure, or other transfer of such Property without the prior written consent of Holder, acting reasonably.

Nothing in this section 13.2 shall prevent:

(b)	a sale, transfer or assignment of all or a portion of the Property to an affiliate of the Payor, provided that the Payor shall cause any such affiliate to assume in writing the obligations to the Holder hereunder with respect to such Property and to retransfer all or such portion of the Property to the Payor before ceasing to be an affiliate of the Payor; and

(c)	an amalgamation or corporate reorganization involving the Payor which has the effect at law of the amalgamated or surviving entity possessing all of the property, rights and interests and being subject to all of the debts, liabilities and obligations of each amalgamating or predecessor corporation.

14.	General Provisions

14.1	The parties shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes or requirements of this Agreement.

14.2	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs and personal representatives or successors and assigns.

14.3	The royalty set out herein shall run with the land, and bind title to the Property and all Products, in situ, regardless of the form of tenure held.

14.4	Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the parties.

14.5	Time is of essence in this Agreement.

14.6	The Payor will, upon the written request of the Holder, execute and deliver such documents as may be necessary to permit the Holder to record its Net Smelter Returns and this Agreement against title to the Property.

15.	Counterparts

15.1	This Agreement may be executed in any number of counterparts and all such counterparts, taken together, will be deemed to constitute one and the same instrument. In addition, execution of this Agreement by either of the Parties may be evidenced by way of email transmission of such party’s signature (which signature may be by separate counterpart) or a photocopy of such email transmission, and such emailed signature, or photocopy of such emailed signature, shall be deemed to constitute the original signature of such party to this Agreement.

16.	Notice

16.1	Any notice (“Notice”) or other instrument given hereunder shall be in writing (including as an attachment to an email) and will, if delivered, be deemed to have been given on the business day following the day it was delivered and, if sent by email prior to 5:00 p.m. local time of the place of receipt, be deemed to have been given on the business day on which it was so sent, or if sent by email outside normal business hours, on the next following business day. Any Notice to be given under this Agreement will be addressed as follows:

If to Payor:

Far Resources Ltd.
Suite 510 — 580 Hornby Street
Vancouver, BC, V6C 3B6
Email: john0-101@telus,net

If to Holder:

Mount Morgan Resources Ltd.
1207 Sunset Drive
altspring Island, BC, V8K 1EP
Email: nnarkfedikowtelus.net

Any party may at any time give to the other Notice of any change of address of the party giving such Notice and from and after the giving of such Notice, the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving Notice hereunder.

17.	Governing Law and Dispute Resolution

17.1	This Agreement shall be governed by and interpreted in accordance with the laws of Manitoba.

17.2	Should any dispute or disagreement of any kind arise at any time with respect to this Agreement (or a document or instrument to be executed and delivered pursuant to this Agreement), its interpretation or application, its performance by the parties, or in respect of any defined legal relationship associated therewith or derived therefrom, which the parties have not resolved, the parties agree to have such matter in dispute, except where injunctive relief is claimed, referred to final and binding arbitration. Matters referred to final and binding arbitration pursuant to this Agreement shall be arbitrated under the rules of the British Columbia International Commercial Arbitration Centre (“BCICAC”) by a sole arbitrator. Any party may refer any such matter to arbitration by Notice to the other party. Once the Notice is received by the other party, the parties shall then endeavour to agree on the appointment of an arbitrator, who will be capable of commencing the arbitration within 15 Business Days of his or her appointment. The arbitrator will be a person who by a combination of education and experience is competent to adjudicate the matter in dispute and who has indicated his or her willingness and ability to act as arbitrator in accordance with this Agreement. If the parties are unable to agree on an arbitrator within 5 Business Days from the delivery of the Notice invoking arbitration, then pursuant to the rules of the BCICAC, a party may request that an arbitrator be appointed by the BCICAC. The case will be administered by the BCICAC in accordance with its Rules of Procedure. The place of arbitration will be Vancouver, British Columbia, Canada and the language of the arbitration will be English. The award of the arbitrator will be final and binding upon each of the parties and will not be subject to appeal or judicial review except under §17.3.

17.3	The parties agree that arbitration shall all be without recourse to the courts and that the award of the arbitrator shall be final and binding, except that:

(a)	any party may appeal an arbitration award to the courts of the Province of British Columbia on a question of law; and

(b)	any party may apply to a court of competent jurisdiction:

(i)	for an interim measure of protection; or

(ii)	for any order for equitable relief which the arbitrator does not have the jurisdiction to provide.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

FAR RESOURCES LTD

Per:	/s/ John Gammack
Authorized Signatory

MOUNT MORGAN RESOURCES LIMITED

Per:	/s/ Mark Fedikow
Authorized Signatory

SCHEDULE A

The following is a description of the properties within which the Optionee has been granted the Option to acquire an undivided 100% Optioned Interest, all of which properties are located in the Province of Manitoba:

Claim Name	Claim Number	Area (Hectares)	Expiry

MB8429	JOL8429	164	2022/06/29
MB8428	JOL8428	255	2022/06/29
MB8248	JOL8248	207	2022/04/13
MB8247	JOL8247	233	2022/04/13
M89419	JOL9419	143	2022/12/29